Exhibit 23.1

KPMG LLP

Suite 800

1225 17th Street

Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2026, with respect to the consolidated financial statements of GMR Solutions Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Denver, Colorado

May 12, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.